Exhibit 21.1

Subsidiaries of Nicolet Bankshares, Inc.:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Registrant

Nicolet National Bank, organized under the laws of the United States of America	100%

Nicolet Advisory Services, LLC, a Wisconsin limited liability company	100%

Nicolet Insurance Services, LLC, a Wisconsin limited liability company	100%

In addition to the subsidiaries listed above, the Registrant owns all of the common stock of a) Mid-Wisconsin Statutory Trust I, b) Baylake Capital Trust II, c) First Menasha Bancshares Statutory Trust I, d) First Menasha Bancshares Statutory Trust II, e) County Bancorp Statutory Trust II, f) County Bancorp Statutory Trust III, and g) Fox River Valley Trust I, which represents an approximate 3% equity interest in each trust, with preferred shareholders holding the remaining equity interest in each of the trusts.

Subsidiaries of Nicolet National Bank:

Name and jurisdiction of incorporation/organization	Equity Interest Held by Nicolet National Bank

Nicolet Investments, Inc., a Nevada corporation	100%

Nicolet Joint Ventures, LLC, a Wisconsin limited liability company	100%

Nicolet Financial Group, LLC, a Wisconsin limited liability company	100%

NNB Properties, LLC, a Wisconsin limited liability company	100%

ABS 1, LLC, a Wisconsin limited liability company	100%